Exhibit 10.2
FORM OF PERFORMANCE-BASED
RESTRICTED STOCK AWARD
TO BE PRINTED ON COMPANY LETTERHEAD
March ___, 2009
[Name]
[Street]
[City, State]
Dear [Employee’s Name]:
     Horizon Lines, Inc. (the “Company”) has designated you to be a recipient of shares of common stock of the Company, par value $.01 per share (the “Company Stock”), subject to the performance restrictions and other terms set forth in this letter agreement (the “Agreement”) and in the Horizon Lines, Inc. Amended and Restated Equity Incentive Plan (the “Plan”).
     The grant of these shares is made pursuant to the Plan. The Plan is administered by the Compensation Committee (the “Committee”) appointed by the Board of Directors of the Company. The terms of the Plan are incorporated into this letter and in the case of any conflict between the Plan and this letter, the terms of the Plan shall control. A copy of the Plan is attached to this letter.
     1. Grant. In consideration of your agreements contained in this letter, the Company hereby grants you _________ shares of Company Stock (the “Restricted Shares”) as of March 18, 2009 (the “Grant Date”), the date on which the Committee met and approved the granting of this award. The Restricted Shares are subject to performance and service restrictions as set forth below. The actual number of shares of Company Stock you receive will be subject to the satisfaction of the performance restrictions set forth below and may be greater or less than the number of Restricted Shares awarded to you and set forth in this Section 1. Until the restrictions set forth in Section 2 and Section 3 lapse, the Restricted Shares are forfeitable and nontransferable.
     2. Performance Restrictions. The number of shares of Company Stock you may receive are subject to the satisfaction of the performance restrictions set forth below (this number is referred to as your “Earned Restricted Shares”). Should the Company’s net income for the fiscal year ending December 20, 2009 equals less than $7,000,000, you will not receive any of the Restricted Shares.

     (a) In the event that the Company achieves a net income of $7,000,000 for the fiscal year ending December 20, 2009 (the “Minimum Net Income”), your Earned Restricted Shares will be 50% of the Restricted Shares described in Section 1.
     (b) In the event that the Company achieves a net income of $14,000,000 for the fiscal year ending December 20, 2009 (the “Target Net Income”), your Earned Restricted Shares will be 100% of the Restricted Shares described in Section 1.
     (c) In the event that the Company achieves a net income of $21,000,000 for the fiscal year ending December 20, 2009 (the “Maximum Net Income”), your Earned Restricted Shares will be 200% of the Restricted Shares described in Section 1.
     (d) In the event that the Company achieves a net income for the fiscal year ending December 20, 2009 that is (i) between the Minimum Net Income amount and the Target Net Income amount or (ii) between the Target Net Income amount and the Maximum Net Income amount, your Earned Restricted Shares will be a percentage of the Restricted Shares described in Section 1, which percentage shall be determined based on a linear interpolation between the applicable net income amounts described above.
     Notwithstanding the foregoing, you must also satisfy the service restrictions described in Section 3 below to be eligible to receive your Earned Restricted Shares, if any.
     3. Vesting. The Earned Restricted Shares shall vest, and become freely transferable, as follows:
     (a) 100% of the Earned Restricted Shares will vest and become freely transferable as of March 18, 2012 (the “Vesting Date”). Earned Restricted Shares (and any dividends accumulated thereon pursuant to Section 4) that do not vest as of the Vesting Date shall be forfeited.
     (b) You must be employed by the Company (or any Subsidiary) on the Vesting Date for any Earned Restricted Shares to vest. If your employment with the Company (or any Subsidiary) terminates prior to the Vesting Date for any reason, any rights you may have with regard to unvested Earned Restricted Shares (and any dividends accumulated thereon pursuant to Section 4) shall be forfeited at that time, notwithstanding your return to active employment prior to the Vesting Date.
     (c) Notwithstanding anything in this Section 3 to the contrary, if, prior to the Vesting Date, (i) your employment with the Company (and its Subsidiaries, as applicable) terminates due to your voluntary retirement, and (ii) your age plus your number of years of service with the Company (or any Subsidiary) equals or exceeds 75, a portion of the Earned Restricted Shares will vest and become freely transferable as of the Vesting Date. The vested portion shall be determined by multiplying the total number of Earned Restricted Shares by a fraction, the numerator of which is the number of days from the Grant Date through the date of your retirement and the denominator of which is the number of days from the Grant Date through the Vesting Date.
     4. Dividends.
     (a) During the period beginning with the Grant Date and ending with the Vesting Date (or the earlier forfeiture of your Restricted Shares), you will have the right to receive dividends on the Earned Restricted Shares to the extent dividends are paid by the Company on its authorized and issued shares of Company Stock to its shareholders of record. These dividends, if any, will be paid at the same rate and at the same time as such dividends are paid by the Company on its authorized and issued shares. However, these dividends, if any, will be paid into a non-interest bearing account to be held until you shall have met the requirements for the vesting of the Earned Restricted Shares as provided in Section 3 above, at which time the accumulated dividends attributable to the Earned Restricted Shares that have vested and become transferable on the Vesting Date shall be paid to you in a single lump sum distribution within 90 days following the Vesting Date. Any dividends attributable to Earned Restricted Shares that do not vest as of the Vesting Date shall be forfeited.
     (b) The Company’s obligation under this Section 4 shall be an unfunded and unsecured promise to pay. The Company shall not be obligated under any circumstances to fund its financial obligations under this Section 4 prior to the date any dividends become payable pursuant to the terms of this Agreement. All dividends held in the non-interest bearing account described in subsection (a) will remain general assets of the Company subject to the claims of its general creditors. This Agreement does not give to you any ownership interest in any assets of the Company, and all rights of ownership in the accumulated dividends are and remain in the Company. Your right to receive payment of accumulated dividends attributable to vested Earned Restricted Shares shall be solely those of an unsecured general creditor of the Company.
     5. Forfeiture of Earned Restricted Shares. To facilitate the cancellation of any Earned Restricted Shares pursuant to Section 2 or Section 3 above, you hereby appoint the Corporate Secretary of the Company as your attorney in fact, with full power of substitution, and authorize him or her, upon the occurrence of a forfeiture pursuant to Section 2 or Section 3 above, to notify the Company’s registrar and transfer agent of the forfeiture of such shares and to deliver to the registrar and transfer agent the certificate representing such shares together with instructions to cancel the shares forfeited. The registrar and transfer agent shall be entitled to rely upon any notices and instructions delivered by your attorney in fact concerning a forfeiture under the terms of this letter.
     6. Custody of Certificates. At the option of the Company, custody of stock certificates evidencing Earned Restricted Shares shall be retained by the Company or held in uncertificated form. The Company shall deliver to you one or more stock certificates free of all restrictions evidencing your Earned Restricted Shares if and when they become fully vested as of the Vesting Date.
     7. Rights as a Shareholder. Subject to the provisions of this letter, you generally will have all of the rights of a holder of Company Stock with respect to all of the Restricted Shares awarded to you under this letter from and after the Grant Date until the shares either vest or are forfeited, including the right to vote such shares and to receive dividends or other distributions paid thereon, subject to the provisions of Section 4.
     8. Transfer Restrictions. You may not sell, assign, transfer, pledge, hypothecate or encumber your right to receive Restricted Shares under this letter prior to the time such Earned Restricted Shares become fully vested in accordance with this letter.
     9. Fractional Shares. A fractional share of Company Stock will not be issued and any fractional shares will be disregarded.
     10. Adjustments. If the number of outstanding shares of Company Stock is increased or decreased as a result of a stock dividend, stock split or combination of shares, recapitalization, merger in which the Company is the surviving corporation, or other change in the Company’s capitalization without the receipt of consideration by the Company, the Performance Target and the number and kind of your unvested Restricted Shares shall be proportionately adjusted by the Committee, whose determination shall be binding.
     11. Notices. Any notice to be given under the terms of this letter shall be addressed to the Corporate Secretary at Horizon Lines, Inc., Attn. Corporate Secretary, 4064 Colony Road, Suite 200, Charlotte, NC 28211. Any notice to be given to you shall be given to you and shall be addressed to you at your last known address at the time notice is sent. Notices shall be deemed to have been duly given if mailed first class, postage prepaid, addressed as above.
     12. Applicable Withholding Taxes.
     (a) No stock certificates evidencing Earned Restricted Shares free from a restrictive legend shall be delivered to you until you have paid to the Company the amount that must be withheld with respect to those Earned Restricted Shares under federal, state and local income and employment tax laws (the “Applicable Withholding Taxes”) or you and the Company have made satisfactory arrangements for the payment of such taxes. As an alternative to making a cash payment to satisfy the Applicable Withholding Taxes, you may elect to (i) deliver shares of Company Stock which you already own (valued at their Fair Market Value as of the delivery date) in whole or partial satisfaction of such taxes or (ii) have the Company retain that number of Earned Restricted Shares (valued at their Fair Market Value as of the delivery date) that would satisfy the Applicable Withholding Taxes. Applicable Withholding Taxes with respect to any dividends payable pursuant to Section 4 shall be withheld by the Company directly from such dividends.

     (b) The Company shall withhold Applicable Withholding Taxes with respect to accumulated dividends directly from the amount of accumulated dividends payable to you pursuant to Section 4.
     13. Applicable Securities Laws. The Company may delay delivery of the stock certificates evidencing Earned Restricted Shares until (i) the admission of such shares to listing on any stock exchange on which the Company Stock may then be listed, (ii) receipt of any required representation by you or completion of any registration or other qualification of such shares under any state or federal law or regulation that the Company’s counsel shall determine as necessary or advisable, and (iii) receipt by the Company of advice by counsel that all applicable legal requirements have been complied with. Additionally, you may be required to execute a customary written indication of your investment intent and such other agreements the Company deems necessary or appropriate to comply with applicable securities laws.
     14. Acceptance of Restricted Shares. By signing below, you indicate your acceptance of these Restricted Shares and your agreement to the terms and conditions set forth in this letter agreement, which, together with the terms of the Plan, shall become the Company’s Restricted Stock Award Agreement with you. You also hereby acknowledge receipt of a copy of the Plan and agree to all of the terms and conditions of the Plan, as it may be amended from time to time. Unless the Company otherwise agrees in writing, this letter will not be effective as a Restricted Stock Award Agreement if you do not sign and return a copy.
     15. Power of Attorney. You hereby appoint the Corporate Secretary of the Company as your attorney in fact, with full power of substitution, and authorize him or her to provide instructions to the Company’s registrar and transfer agent for Company Stock as the Company may deem necessary or proper to comply with the intent and purposes of this letter and the Plan, including, upon the occurrence of a forfeiture pursuant to Section 2 above, to notify the registrar and transfer agent of the forfeiture of such shares, together with instructions to cancel the shares forfeited. The registrar and transfer agent shall be entitled to rely upon any notices and instructions delivered by your attorney in fact under the terms of the Plan and this letter.
     16. Compliance with Section 409A of the Code. It is intended that this Agreement comply with Section 409A of the Code and Treasury Regulations thereunder to the extent it is subject to Section 409A (“Section 409A”), and other guidance and transition rules issued thereunder, and this Agreement will be interpreted and operated consistently with that intent. If the Company determines that any provisions of this Agreement do not comply with the requirements of Section 409A of the Code, the Company has the authority to amend this Agreement to the extent necessary (including retroactively) in order to preserve compliance with said Section 409A. The Company also has express discretionary authority to take such other actions as may be permissible to correct any failures to comply in operation with the requirements of Section 409A. Neither the Company nor you have any discretion to accelerate the timing or schedule of any benefit payment under this Agreement that is subject to Section 409A, except as specifically provided herein or as may be permitted pursuant to Section 409A.

     IN WITNESS WHEREOF, the Company has caused this Restricted Stock Award Agreement to be signed, as of this ___ date of March, 2009.

HORIZON LINES, INC.

By:

Its:

Agreed and Accepted:

[Name of Grant Recipient]

[Date]